EXHIBIT 21.1

SUBSIDIARIES OF SEELOS THERAPEUTICS, INC.

  NexMed (U.S.A.), Inc., incorporated in Delaware on June 18, 1997.

  Apricus Pharmaceuticals USA, Inc. (formerly Topotarget USA, Inc.), incorporated in Delaware on July 12, 2006 and acquired by Seelos Therapeutics, Inc. (formerly Apricus Biosciences, Inc.) on December 29, 2011.

  NexMed Holdings, Inc., incorporated in Delaware on February 28, 1997.

  NexMed International Limited, incorporated in the British Virgin Islands on August 2, 1996.

  Seelos Corporation (formerly Seelos Therapeutics, Inc.), incorporated in Delaware on June 1, 2016 and acquired by Seelos Therapeutics, Inc. on January 24, 2019.